UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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ROBBINS & MYERS, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 9, 2008

Date:	Wednesday, January 9, 2008
Time:	11:00 A.M., E.S.T.
Place:	Dayton Racquet Club Kettering Tower Second and Main Streets Dayton, Ohio 45423

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

•	Elect three directors for a two-year term;

•	Vote on an amendment to the Senior Executive Annual Cash Bonus Plan;

•	Vote on approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2008; and

•	Transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on November 21, 2007 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

December 5, 2007

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.	December 5, 2007
51 Plum Street, Suite 260
Dayton, Ohio 45440

Solicitation and Voting of Proxies

The Board of Directors of Robbins & Myers, Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on January 9, 2008 and any adjournment of the meeting (the “Annual Meeting”). The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board’s recommendations. The Board’s recommendations are:

•	Election of David T. Gibbons, Stephen F. Kirk, and Peter C. Wallace as Directors;

•	Approval of the proposed Amendment to the Senior Executive Annual Cash Bonus Plan; and

•	Approval of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending August 31, 2008.

You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of the following ways:

•	by use of the Internet by 6:00 a.m., January 9, 2008, Eastern Standard Time;

•	by telephone by 6:00 a.m., January 9, 2008, Eastern Standard Time;

•	by the Company’s receipt prior to the Annual Meeting of a later-dated proxy;

•	by receipt by the Secretary of the Company prior to the Annual Meeting of a written revocation; or

•	by you appearing at the Annual Meeting and electing to vote in person.

The Company first mailed this Proxy Statement to shareholders on December 5, 2007.

Voting Securities and Record Date

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on November 21, 2007. For each share owned of record, you are entitled to one vote. On November 21, 2007, the Company had 17,240,533 common shares outstanding, which are the only voting securities.

Quorum Requirement and Voting

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

In counting votes on a particular item, the Company will treat abstentions as votes cast on the particular matter. The Company will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies the Company in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of eight directors, divided into two classes of four directors, with one class of Directors elected at each annual meeting of shareholders for a term of two years. Effective with the commencement of this year’s Annual Meeting, the Board has reduced the number of authorized directors to seven, with one class comprised of three directors and the other of four directors.

At the Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 2010. The Board has nominated David T. Gibbons, Stephen F. Kirk and Peter C. Wallace for election as directors. All nominees are presently directors. William D. Manning, whose term of office as a director expires at the Annual Meeting, is retiring from the Board after 13 years of service.

If a nominee becomes unable to stand for reelection, the Board’s proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board’s proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board’s nominees as possible and in such order as the proxy agents determine.

Votes will be tabulated by the inspector of election, who will certify the results of the voting at the Annual Meeting. The three nominees receiving the greatest number of votes will be elected Directors. Abstentions will not affect the results of the election. Votes that have been withheld from any nominee will not have any effect on the election of the nominee, but could trigger the Company’s “majority vote policy” set forth in our Corporate Governance Guidelines requiring any director who receives a greater number of votes withheld than for his election to tender his resignation. See “Governance of the Company and Board Matters — Majority Vote Policy” below.

Set forth below is information concerning the nominees for election as Directors at the Annual Meeting and persons serving as Directors whose term of office continues after the Annual Meeting.

Nominees for Term of Office Expiring in 2010

David T. Gibbons	Director Since March 2004

Mr. Gibbons, age 64, served as Executive Chairman of the Board of the Perrigo Company (pharmaceutical and nutritional products) from October 2006 until November 2007. He was President and Chief Executive Officer of the Perrigo Company from May 2000 to October 2006 and its Chairman of the Board from August 2003 to October 2006. He served as President of Rubbermaid Home Products from August 1997 to December 1999. Mr. Gibbons is also a director of the Perrigo Company and Cott Corporation.

Stephen F. Kirk	Director Since June 2006

Mr. Kirk, age 58, has been Senior Vice President of The Lubrizol Corporation and President of Lubrizol Additives since June 2004. He served as Vice President of Sales and Marketing of The Lubrizol Corporation from June 1999 to June 2004.

Peter C. Wallace	Director Since July 2004

Mr. Wallace, age 53, has been President and Chief Executive Officer of the Company since July 12, 2004. From October 2001 to July 2004, Mr. Wallace was President and CEO of IMI Norgren Group (sophisticated motion and fluid control systems for original equipment manufacturers). He was employed by Rexnord Corporation (power transmission and conveying components) for 25 years serving as President and Group Chief Executive from 1998 until October 2001 and holding a variety of senior sales, marketing, and international positions prior thereto. Mr. Wallace is also a director of Applied Industrial Technologies, Inc.

Directors Continuing in Office Until 2009

Daniel W. Duval	Director Since November 2003 and from 1986 to December 2000

Mr. Duval, age 71, served as Interim President and Chief Executive Officer of the Company from December 2003 to July 12, 2004. From 1986 to 1999, he was President and Chief Executive Officer of the Company and served as Vice Chairman of the Company in 1999. Mr. Duval was Chairman of the Board of Arrow Electronics, Inc. (electronics components distributor) from September 2002 to May 2006, served as its Interim President and Chief Executive Officer from June 2002 to February 2003, and now serves as its Lead Director. Mr. Duval is also a director of The Manitowoc Company, Inc.

Andrew G. Lampereur	Director Since March 2007

Mr. Lampereur, age 44, has been Executive Vice President and Chief Financial Officer of Actuant Corporation (manufacturer of industrial products and systems) since August 2000. Mr. Lampereur joined Actuant in 1993 as Corporate Controller, a position he held until 1996 when he was appointed Vice President of Finance of its Gardner Bender unit. He served as Vice President, General Manager for Gardner Bender, from 1998 until assuming his present position.

Thomas P. Loftis	Director Since 1987

Mr. Loftis, age 63, has been Chairman of the Board of the Company since June 2004 and served as Vice Chairman from March 2004 to June 2004. Mr. Loftis has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Loftis Investments LLC, a company wholly owned by Mr. Loftis, is a general partner of M.H.M. & Co., Ltd. (investments).

Dale L. Medford	Director Since 2003

Mr. Medford, age 57, retired in June 2005 from The Reynolds and Reynolds Company (software and services to automotive retailers) where he had served as Chief Administrative Officer (July 2004 to June 2005), Executive Vice President and Chief Financial Officer (January 2001 to June 2005) and Vice President of Corporate Finance and Chief Financial Officer (February 1986 to January 2001).

GOVERNANCE OF THE COMPANY AND BOARD MATTERS

Corporate Governance Guidelines.  The Board of Directors has adopted the Robbins & Myers, Inc. Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, Director independence, Board and committee composition, Board operations, and leadership development. The Nominating and Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. The Guidelines are posted in the Corporate Governance section of the Company’s web site at www.robn.com; the Guidelines as well as committee charters for Board committees, the Company’s Code of Business Conduct and any other document posted in the Corporate Governance section may also be obtained upon written or telephone request to the Company’s Corporate Secretary.

Independent Board.  Our Guidelines provide that a majority of the members of the Board must be “independent” under the criteria set forth in the New York Stock Exchange (“NYSE”) listing standards. The Board has adopted “Standards of Assessing Director Independence” to assist it in determining those Directors that are independent. The Standards are included at Appendix A to this proxy statement. Applying the Standards, the Board affirmatively determined in October 2007 that all of the Directors nominated for election at the Annual Meeting and those that will continue as Directors after the Annual Meeting are independent of the Company and its management, with the exception of Peter C. Wallace who is not independent because of his employment by the Company as President and Chief Executive Officer.

Majority Vote Policy.  Our Guidelines provide that any nominee for Director who receives a greater number of votes “withheld” from his election than votes “for” his election (a “Majority Withheld Vote”) must promptly tender his resignation. The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation promptly following the Annual Meeting. In considering whether to accept or reject the tendered resignation, the Committee will consider the reasons underlying the Majority Withheld Vote (if known). The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the Annual Meeting. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing an explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation). If one or more Directors’ resignations are accepted by the Board, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. The Board will make the final determination whether to fill any vacancy or to reduce the size of the Board. The Majority Withheld Vote provision does not apply to contested elections.

Board Committees, Charters, Functions and Meetings.  The Board has three standing committees — Nominating and Governance, Audit, and Compensation — and appoints the members of the Committees after considering the recommendations of the Nominating and Governance Committee. All Committee members are independent Directors. The Board has determined that all members of the Audit Committee are financially literate, that all members meet the enhanced standards for independence at Rule 10A-3 issued under the Securities Exchange Act of 1934, and that two members of the Committee — Dale L. Medford and Andrew G. Lampereur — are audit committee financial experts within the meaning of applicable regulations of the Securities and Exchange Commission (the “SEC”). Each Committee has a Board approved written charter that is annually evaluated by the Committee. Copies of the Committee Charters are posted at the Company’s website and the Charter of the Audit Committee is Appendix B to this proxy statement. The Board held four Board meetings and sixteen Board committee meetings in fiscal 2007. All Directors attended more than 75% of the meetings of the Board and Board committees on which he served in fiscal 2007. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Dale L. Medford, Chair Stephen F. Kirk Andrew G. Lampereur William D. Manning Fiscal 2007 Meetings — 7	*Appoints independent auditors
*Considers qualifications and independence of auditors
*Reviews reports of independent and internal auditors
*Reviews and approves scope and cost of services
  provided by independent auditors
*Reviews and discusses annual and quarterly financial
  statements with management and auditors
*Monitors code of business conduct compliance
  program and company employee and investor
hotlines.

Nominating and Governance David T. Gibbons, Chair Daniel W. Duval Dale L. Medford Fiscal 2007 Meetings — 4	*Reviews adherence to Corporate Governance
  Guidelines and recommends changes
*Recommends nominees for election as Directors and
  Board committee appointments
*Assesses size and composition of Board
*Annually evaluates Board and Board committee
  performance and considers individual Director
  effectiveness
*Responsible for Director orientation and education
*Reviews actions of Corporate Compliance Committee

Compensation William D. Manning, Chair Daniel W. Duval David T. Gibbons Stephen F. Kirk Fiscal 2007 Meetings — 5	*Annually approves CEO goals and objectives and evaluates CEO performance
*Reviews and approves CEO and executive officer compensation
*Responsible, with CEO, for effective management
  development and succession planning
*Reviews Compensation Discussion and Analysis
*Administers equity-based compensation programs

Directors are expected to attend the annual meeting of shareholders of the Company. The annual meeting held on January 10, 2007 was attended by all current directors who were directors at the time of the meeting.

Executive Sessions of Non-management Directors.  The non-management Directors meet in executive session, without management, in connection with most regularly scheduled Board meetings and are required to hold at least two such meetings annually. “Non-management Directors” are all of the Directors who are not employed by the Company. The Chairman of the Board is the presiding Director at these executive sessions.

Director Nomination Process.  The Board has adopted a written statement that sets forth the process it follows in evaluating candidates for Director (the “Nomination Process”). The Nominating and Governance Committee is responsible for recommending to the Board candidates for election as Directors and, in the course of performing its duties, it will consider candidates recommended by shareholders of the Company. The Nomination Process, as followed by the Committee, is described below and a copy of the Nomination Process is posted at the Company’s website.

The Board believes that it should be comprised of Directors with varied but complementary backgrounds and that Directors should, at a minimum, have expertise that may be useful to the

Company, such as an understanding of manufacturing, technology, finance, accounting, marketing or international matters, all in the context of an assessment of the needs of the Board at a particular point in time. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to Company affairs.

When evaluating candidates for Director, the Committee takes into account a number of factors, including the following: independence from management; whether the candidate has certain desired skills and business experience; judgment, integrity and reputation; existing directorships and commitments to other businesses; potential conflicts of interest with other pursuits; legal considerations such as antitrust issues; corporate governance background; financial and accounting background; and the size and composition of the existing Board.

The Committee will consider candidates for Director recommended by shareholders applying the criteria for candidates described above and considering the additional information referred to in this paragraph. Shareholders wishing to recommend a candidate for Director should write the Company’s Corporate Secretary and include the same information concerning the proposed candidate or candidates that a shareholder would be required to furnish if the shareholder were giving the Company advance notice of the shareholder’s intention to nominate a candidate at an annual meeting. See “Shareholder Proposals” at page 29.

When seeking candidates for Director, the Committee may in the future solicit suggestions from incumbent Directors, management or others. In addition, the Company has in the past and may in the future engage a third-party search firm to assist in identifying suitable Board candidates and in the initial screening of such candidates by, among other things, conducting personal interviews and background checks. After identifying a suitable candidate, the Committee may interview the candidate if it believes the candidate would be a positive addition to the Board. The Committee may also require the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board the candidate’s nomination.

Code of Ethics.  The Company’s Code of Business Conduct sets forth basic principles and guidelines for directors, officers and employees that are intended to assist them in conducting the Company’s affairs and business in accordance with law and the highest standards of business ethics. A copy of the Code is posted at the Company’s website.

Communications from Shareholders and Others to the Board.  The Board recommends that shareholders and other interested parties initiate communications with the Board, individual Directors, or non-management directors as a group in writing by sending them to Corporate Secretary, Robbins & Myers, Inc., 51 Plum Street, Suite 260, Dayton, Ohio 45440. The Board’s process for handling such communications is posted at the Company’s website.

Related Party Transactions.  Our Code of Business Conduct under the heading “Conflicts of Interest” sets forth our policy with respect to related party transactions. A conflict of interest can arise when an employee’s, officer’s, or director’s personal or family relationships or outside business interests may adversely influence the judgment or loyalty required in performance of his or her duties to the Company. In cases where there is an actual or an appearance of a conflict of interest, the person involved is to notify our Corporate Compliance Committee. This non-Board committee is responsible for reviewing all matters involving potential conflicts of interest and may grant exemptions if warranted in the circumstances. Conflicts of interest involving directors or officers are referred directly to our Audit Committee for consideration.

Joseph M. Rigot, our Secretary and General Counsel, is a partner in the law firm of Thompson Hine LLP. Thompson Hine has served as our principal legal counsel since 1979 and this relationship is annually disclosed in writing to our Audit Committee for review. During fiscal 2007, we paid Thompson Hine $873,599 for legal services.

Other than as described in the preceding paragraph, during fiscal 2007 we were not a party to any transaction in which an executive officer, director, or 5% shareholder (or their immediate family members) had a material direct or indirect interest and no such person was indebted to us.

Compensation Committee Interlocks and Insider Participation.  Our Board’s Compensation Committee is currently comprised of William D. Manning (Chairman), Daniel W. Duval, David T. Gibbons, and Stephen F. Kirk. Except for Mr. Duval, none of the members is a present or past employee or officer of the Company or any of its subsidiaries. Mr. Duval was our President and CEO from 1986 to 1999 and was our Vice Chairman in 1999. None of our executive officers has served on the board of directors or compensation committee of any other entity, one of whose executive officers served on our Board or Compensation Committee.

SECURITY OWNERSHIP

Directors and Executive Officers

Set forth below is information as of November 21, 2007 concerning common shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

	Number of Common
	Shares Beneficially	Percent of
Individual or Group	Owned as of 11/21/07(1)	Class
Daniel W. Duval	8,636	(3)
David T. Gibbons	4,218	(3)
Stephen F. Kirk	463	(3)
Andrew G. Lampereur	1,538	(3)
Thomas P. Loftis	43,047	(3)
William D. Manning	8,278	(3)
Dale L. Medford	6,921	(3)
Peter C. Wallace	151,008	(3)
Christopher M. Hix	19,175	(3)
Saeid Rahimian	81,509	(3)
Gary L. Brewer	14,050	(3)
Kevin J. Brown	90,628	(3)
Directors and Executive Officers as a Group (15 persons)	423,688	2.4%

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of November 21, 2007 are treated as “beneficially owned” and the number of such shares included in the table for each person is:

Mr. Duval — 0	Mr. Gibbons — 2,000	Mr. Kirk — 0
Mr. Lampereur — 0	Mr. Loftis — 6,000	Mr. Manning — 4,000
Mr. Medford — 2,000	Mr. Wallace — 49,000	Mr. Hix — 5,732
Mr. Rahimian — 57,400	Mr. Brewer — 5,732	Mr. Brown — 69,167
Directors and executive officers as a group — 201,031

(2)	Includes 11,068 shares with respect to which Mr. Loftis has sole voting and shared investment power.

(3)	Less than 1%.

Principal Shareholders

The only persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of November 21, 2007 are listed in the following table:

	Number of Common
	Shares Beneficially
Name and Address	Owned as of 11/21/07	% of Class
AXA(1)	1,158,360	6.7%
25 Avenue Matignon
75008 Paris France

Barclays Global Investors UK Holdings Limited(2)	1,021,408	5.9%
1 Churchill Place
Canary Wharf
London, England

M.H.M. & Co., Ltd.(3)	2,994,254	17.4%
830 Hanna Building
Cleveland, OH 44115

(1)	AXA, an insurance company, beneficially owns the listed shares as follows: 598,617 – sole voting power, 5,225 – shared voting power, 554,518 – no voting power and 1,158,360 – shared investment power.

(2)	Barclays Global Investors UK Holdings Limited is a registered investment advisor. It has sole voting power with respect to 974,008 of the listed shares.

(3)	M.H.M. & Co., Ltd. is an Ohio limited partnership (the “Partnership”). Maynard H. Murch Co., Inc. is the managing general partner, and Loftis Investments LLC, a company wholly-owned by Thomas P. Loftis, is the other general partner of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Creighton B. Murch and Robert B. Murch, who are first cousins, and Maynard H. Murch V, who is Mr. Robert B. Murch’s nephew.

PROPOSED AMENDMENT TO SENIOR EXECUTIVE ANNUAL CASH BONUS PLAN

Our Board seeks to implement compensation programs in a manner that maximizes the deductibility for federal income taxes of compensation paid by us. Accordingly, in 1996 our Board adopted, and the shareholders approved our Senior Executive Annual Cash Bonus Plan (the “Plan”). Shareholders again approved the Plan in 2001 and in 2007. The Plan is designed to qualify the amounts paid under its terms to the Company’s senior executive officers as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). This qualification allows amounts awarded under the Plan to be deductible by us for federal income tax purposes, even if, when combined with other compensation, the award causes the compensation of any Named Executive Officer to exceed $1.0 million.

Our Board is proposing to amend the Plan to increase the maximum award that may be made to a participant under the Plan in any year from $750,000 to $1,500,000 (the “Amendment”). If the Amendment is adopted, Section 5, entitled “Maximum Award,” would read as follows:

“The maximum amount of compensation that may be paid under the Plan to any participant for any year is $1,500,000.”

We pay our annual cash bonuses pursuant to the Plan. Our Board’s Compensation Committee annually sets a target bonus as a percentage of salary for each Named Executive Officer. For fiscal 2007, percentages of salary at target ranged from 35% to 60% and range from 35% to 75% for fiscal 2008. Bonuses are only paid if certain preset financial performance goals are achieved. If the performance goals are exceeded by 25% or more, then, in the case of our CEO, the bonus could be a maximum of 2.0 times his target bonus. In fiscal 2007, a year of exceptional performance by us, bonuses were paid out at 1.87 times target. See “Compensation Discussion and Analysis” at “Annual Cash Bonus Opportunities” at page 13 for additional information.

Our Board and Compensation Committee recommend adoption of the Amendment principally because:

•	The $750,000 maximum limitation has not been changed since 1996;

•	Salaries that are used as a base to compute bonuses have increased substantially since 1996; and

•	Our Compensation Committee, which seeks to base an increasing percentage of pay on achievement of financial performance measures, believes the current maximum limitation is an impediment to the design of incentive based compensation programs that are competitive in our industry.

Approval of the Plan requires the affirmative vote of the holders of a majority of our common shares represented, in person or by proxy, and entitled to vote at the Annual Meeting. The Board of Directors recommends a vote FOR approval of the Amendment.

The Named Executive Officers participated in the Plan in fiscal 2007 and the amount awarded to them for fiscal 2007 under the Plan is set forth in footnote (3) to the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table at page 17. All of the Named Executive Officers are participants in the Plan in fiscal 2008. While the actual amounts payable under the Plan for fiscal 2008 are not determinable, the Committee has set the maximum individual award opportunity under the Plan for fiscal 2007 at $952,500 if the Amendment is approved by shareholders. If not approved, the maximum is $750,000. The maximum award under the Plan is only earned if specified performance criteria fixed by the Committee are exceeded by 25%, and the participant remains in the Company’s employment for the entire year.

The Plan has been in effect since September 1, 1996 and will continue in effect for subsequent years unless and until terminated by the Board in accordance with the provisions of the Plan.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of our Board reviewed and discussed the following Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended August 31, 2007.

THE COMPENSATION COMMITTEE
     William D. Manning, Chairman
     Daniel W. Duval
     David T. Gibbons
     Stephen F. Kirk

Compensation Discussion and Analysis

Overview

This CD&A describes our compensation philosophy and objectives, how the compensation process works, why the Compensation Committee arrived at specific compensation decisions, and the role of the Committee and Mr. Wallace, our CEO, in setting the compensation of our Named Executive Officers (NEOs).

The Committee develops and administers our compensation programs, policies and processes and sets the compensation of our CEO and the other NEOs. The Committee is comprised of four independent Directors. Our Human Resources Department and General Counsel support the

Committee in its work. The Committee has the authority in its discretion to engage outside advisors to assist it. In fiscal 2007, the Committee retained Hewitt Associates as its compensation consultant. Hewitt was not involved in assisting the Committee with respect to fiscal 2007 compensation; rather, it advised the Committee in regard to fiscal 2008 compensation.

When determining the compensation of our CEO, the Committee considers:

•	His performance against the annual and long-term objectives it has established for him;

•	Written evaluations of our CEO submitted by each Director and the personal evaluation that Mr. Wallace submits to the Committee;

•	Benchmark data from compensation surveys and comparable companies; and

•	His past compensation and accumulated equity interest in the Company and his total proposed compensation taking into account all forms of compensation.

In the process of determining his compensation, the Committee meets with Mr. Wallace to discuss its evaluation of his performance, the rationale for the various elements of his compensation, the sizing of the elements, and the benchmarking of his total compensation.

Mr. Wallace assists the Committee when it determines the compensation of the other NEOs by providing the Committee:

•	His evaluation of each executive’s performance against targeted objectives;

•	His recommended allocation of the executive’s compensation among the various elements of compensation; and

•	His recommendation as to the size or amount of each element of compensation.

On behalf of the Committee, Mr. Wallace also meets individually with each NEO to explain the Committee’s rationale for various elements of the executive’s compensation and the sizing or amount of each element of compensation.

Objectives of the Company’s Compensation Program

The Committee believes that our targeted growth strategies require an executive compensation program that reinforces the importance of performance and accountability — both at the individual and at the corporate level. Our program is designed to provide executives with meaningful rewards, while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In making compensation decisions, the Committee is guided by the following objectives:

•	To attract, motivate, and retain highly experienced executives who are vital to our short- and long-term success, profitability, and growth;

•	To create alignment among executives and shareholders by rewarding executives for enhancing shareholder value; and

•	To provide focus on key financial performance goals and objectives that are integral to achieving the Company’s strategic plan.

Types of Compensation

Our compensation program includes the following types of compensation:

•	Annual compensation which includes base salary and an incentive bonus paid in cash if certain pre-established financial performance targets are achieved;

•	Long-term compensation which includes our long term incentive plan awards that are tied to the achievement of multi-year goals;

•	Stock option grants and restricted share awards that provide opportunities for executives to accumulate wealth that is directly related to the creation of shareholder value and serve to strengthen the long-term commitment of executives to the Company;

•	Retirement contributions designed to provide wealth accumulation and post-employment security; and

•	Special equity awards that are made from time to time when superior performance merits exceptional pay.

Policies and Practices Related to Our Compensation Program

Using these five types of compensation, the Committee strives to create an overall compensation package for each NEO that satisfies the objectives of our compensation program, recognizing that certain elements of compensation are better suited to reflect different compensation objectives. Since base salaries are the only element of compensation that is fixed in amount in advance of the year in which the compensation will be earned, the Committee believes that it is appropriate to determine base salaries with a focus on the market practices for similarly situated executives at comparable companies as adjusted to reflect the individual executive’s experience and performance during the preceding year. Cash bonuses and long-term incentives are better able to reflect our performance as measured by financial metrics and are well-suited to motivate executives to achieve specific performance goals that the Committee and management have determined are in our best interest. Equity grants are also well-suited to drive long-term performance and align management’s interests with those of shareholders.

The Committee believes that as an executive’s responsibility increases so does his ability to influence our performance and accordingly, the proportion of his compensation that consists of salary and cash bonus should decrease while the proportion of equity incentives to total compensation should increase. The Committee uses our listed types of compensation in various proportions in order to motivate desired performance. The Committee developed the following guidelines as to the sizing of the various elements of compensation that comprised the executive’s total compensation package:

Element of	Chief Executive Officer	Other Named Executive Officers
Compensation	(% of Total Compensation)	(% of Total Compensation)
Salary	25% to 30%	35% to 45%
Annual Cash Incentive at Target	15% to 20%	15% to 20%
Long-term Incentive at Target	25% to 30%	20% to 25%
Restricted Stock Awards	10% to 15%	5% to 10%
Stock Option Awards	10% to 15%	5% to 10%
Annual Retirement Contributions	10% of Cash Compensation	10% of Cash Compensation

Equity awards as a percentage of total compensation were valued based on the compensation cost that we would ultimately recognize during the life of the award for financial reporting purposes.

Tally Sheets

In setting each NEO’s compensation, the Committee reviewed the total annual and long-term compensation to be received by each of them, including base salary, cash bonuses, long-term incentives, equity grants, perquisites and post-employment obligations. The Committee uses Tally Sheets to facilitate this review.

Benchmarking

In October 2006, when the Company set compensation for fiscal 2007, it did not have a definitive peer group for benchmarking purposes. Rather the Committee used salary surveys that it had obtained from consultants in prior years that were updated for inflation and referred generally to certain competitors in its industries to test the competitiveness and market positioning of its compensation program. While the Committee had not yet in October 2006 formalized its positioning versus the competition, the Committee in the main sought to set compensation levels that it believed were competitive in the market place based on the information it considered.

During fiscal 2007, the Committee developed a definitive peer group for benchmarking purposes that included the following companies:

Ameron International	CIRCOR International, Inc.	Crane Co.
Flowserve Corp.	Franklin Electric Co., Inc.	Gardner Denver, Inc.
Graco Inc.	IDEX Corporation	Milacron Inc.
Sauer-Danfoss Inc.	Watts Water Technologies, Inc.	Woodward Governor Company

In May 2007, the Committee engaged Hewitt to review our fiscal 2007 compensation program for NEOs, to evaluate our self-developed peer group, and to assist in the design of our fiscal 2008 compensation program. With Hewitt’s assistance, two comparative measures were developed for fiscal 2008 — one using Hewitt’s proprietary 400 Total Compensation Measurement Data Base and the other based on our 12-company self-developed peer group. For fiscal 2008, we utilized these measures in benchmarking compensation, both as to the size of the compensation package offered and the types and design of the various elements of compensation included in each NEO’s compensation package.

Equity Grant Practices

The exercise price for stock options under our incentive compensation program is the closing price of our common shares on the grant date, which is the date when the Committee acts to approve equity awards. Restricted stock and performance shares are also granted to NEOs at this time. Except for new hires and special circumstances, the Committee only grants equity awards at its October meeting, which is normally scheduled one year in advance.

Salaries

The Committee annually adjusts salaries based on the NEO’s individual performance within a structure intended to be competitive with comparable companies based on relevant salary survey data. At its October 2006 meeting, the Committee discussed this data and reviewed the individual performances of each of the NEOs. Based on these considerations, the Committee increased Mr. Wallace’s salary from $525,000 to $560,000, a 6.7% increase. Mr. Hix’s salary of $260,000 was set when he joined us on August 1, 2006, and it was then agreed that his salary would not be reviewed until October 2007. The Committee approved salary increases for Mr. Rahimian and Mr. Brewer of 5.6% and 4.0%, respectively. Mr. Brown’s salary was reduced by 14% to reflect his new position in fiscal 2007 as our controller.

Annual Cash Bonus Opportunities

Cash bonuses provide NEOs with an opportunity to receive additional cash compensation through the achievement of specified annual financial targets. Targets are financial measures based on the Company’s annual plan and were fixed at the outset of fiscal 2007. Bonuses at target ranged from 35% to 60% of base salary. Bonuses could be earned at the threshold, target, or maximum level based on the extent to which the financial measures were achieved. The actual cash bonuses earned for fiscal 2007 performance are shown in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table at page 16. The amounts that could have been earned at threshold, target and maximum are shown in the “Grants of Plan-Based Awards” table at page 18. For fiscal 2007, the performance measures, the weighting assigned to each measure, and the extent to which each measure was achieved were:

•	Measure: Consolidated sales, weighted 20%, and our consolidated sales for fiscal 2007 exceeded target by 2.7%.

•	Measure: Earnings per share, weighted 40%, and our earnings per share for fiscal 2007 exceeded target by 55.8%.

•	Measure: Free cash flow, weighted 40%, and our free cash flow (defined as cash flow from operations plus or minus investing activities) exceeded target by 68.5%.

For Messrs. Rahimian and Brewer, who are group Presidents, 25% of their annual bonus was calculated on the above basis and the balance on the basis of their particular group’s operating performance which exceeded target by 41% and 67%, respectively. Fiscal 2007 bonuses were paid at 1.87 times the target award level for Messrs. Wallace, Hix and Brown, 1.53 times for Mr. Rahimian, and 1.71 times for Mr. Brewer based on actual performance and are shown at footnote (3) to the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table at page 16.

Stock Options and Restricted Shares

To further align management and shareholder interests, the Committee in October of each year grants options and awards restricted stock to NEOs. Awards are made pursuant to our 2004 Stock Incentive Plan that was approved by shareholders in December 2004. The exercise price for options is the closing price of our common shares on the date the Committee grants options, options become exercisable over three years in equal annual installments and have a term of 10 years. Restricted share awards were also made in October 2006 and vest equally over a three-year period. The Committee believes these annual equity awards as structured provide substantial incentives to NEOs to achieve significant growth in shareholder value and to continue in our employment.

The sizing of the awards is based on the guidelines set forth above at “Policies and Practices Related to Our Compensation Program” and the actual grants and awards for fiscal 2007 are set forth in the “Grants of Plan-Based Awards” table at page 18.

Long Term Incentive Plan Awards

At the beginning of fiscal 2007, the Committee made performance awards under our Long Term Incentive Plan (LTIP), which is a sub-plan under our 2004 Stock Incentive Plan. Under the LTIP, the Committee sets a target dollar amount award that is earned over a three-year performance period. For each year in the three-year performance period, the Committee sets performance threshold, target and maximum payout targets based 75% on the Company’s earnings per share and 25% on return on net assets. Each year the Committee determines the amount earned based on the extent to which the targets for the particular year were achieved. At the end of the three-year period, the total amount earned over the three years is divided by three and that average amount is converted into restricted shares of the Company based on the price of our common shares at the end of the three-year period. The restricted shares will generally be forfeited if the executive leaves our employment within one year of being issued the shares.

The fiscal 2007 LTIP awards at threshold, target and maximum are set forth in the “Grants of Plan-Based Awards” table at page 18. The earnings per share performance measure for the fiscal 2007 LTIP awards for the three-year performance period range from $1.60 per share at threshold for fiscal 2007 to $3.40 at maximum for fiscal 2009. The return on net assets performance measure for the three-year period range from 15.75% at target for fiscal 2007 and to 27.5% at maximum for fiscal 2009.

The amount of the LTIP awards earned by each NEO in fiscal 2007 is shown at footnote (3) to the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table at page 16. For Messrs. Wallace, Rahimian and Brown, these amounts are the sum of the amounts earned in fiscal 2007 under their fiscal 2005, fiscal 2006, and fiscal 2007 LTIP awards that were outstanding throughout fiscal 2007. Messrs. Brewer and Hix were not employed by us at the time of the fiscal 2005 and fiscal 2006 LTIP awards, and the amounts shown for them are amounts earned in fiscal 2007 under their fiscal 2007 LTIP awards.

Perquisites

The Company has historically provided its NEOs with certain perquisites that the Committee believes are reasonable, competitive and consistent with the Company’s overall compensation philosophy. We also believe that these perquisites are cost effective, in that they often provide a higher value to the executive than our actual costs. The perquisites provided to each NEO in fiscal 2007 are described in the table at page 17. In all cases, the value of personal benefits made available to an executive was less than 3% of his total compensation.

Retirement and Other Benefits

On December 31, 2005, we “froze” all of the plans that provided retirement benefits to NEOs. In their place, we adopted our 2006 Executive Supplemental Retirement Plan. This plan is an unfunded defined contribution plan under which we annually credit an amount equal to 10% of the NEO’s salary and annual bonus to his deferred compensation account. The amount credited, however, is reduced by amounts we credit to his account for the same fiscal year under the our qualified 401(k) savings plan. We also credit interest at a rate of seven percent per annum on the amounts credited to the NEO’s deferred compensation account.

Change-in-Control Agreements

We have an employment agreement with our CEO that provides certain payments in the event he is terminated or resigns with good reason within 24 months following a change-in-control of the Company or resigns during the 13th month following a change-in-control. We do not have employment agreements with any other executive officers, but we do have change-in-control agreements with each of our other NEOs that provide certain benefits in the event of termination of employment or resignation for good reason within 24 months after a change-in-control.

The purpose of these agreements is to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change-in-control of the Company and to protect the earned benefits of each NEO against adverse changes resulting from a change-in-control. When approving these agreements, the Committee carefully reviewed the level of payments that would be paid in the event payments under the agreement were triggered and satisfied itself that the payments were reasonable in amount and designed to further the Committee’s objectives. Except for our CEO’s agreement, the agreements do not contain “tax gross up” provisions. The agreements are described in detail at “Potential Payments Upon Termination of Employment or a Change-in-Control” at page 22.

Stock Ownership Guidelines.

We recognize the importance of equity ownership in the alignment of shareholder and management interests. Our CEO is required to own common shares having a value equal to at least three times his salary and other NEOs in an amount equal to their respective salaries. Stock that is not vested or is subject to outstanding options is not considered as owned in determining an executive’s ownership of our common shares. Until an executive officer meets the stock ownership requirement, the officer must hold at least 60% of all stock compensation we pay him.

Our non-employee Directors are required to own our stock having a value equal to at least two times the annual cash retainer we pay Directors. Until a Director meets the stock ownership requirement, the Director must retain at least 60% of all stock compensation paid by us.

Tax Deductibility of Compensation.

Section 162(m) of the U.S. Internal Revenue Code limits the deduction we may take for executive compensation paid to an NEO to $1.0 million per year, but contains an exception for certain performance-based compensation. We have structured annual bonuses under our Senior Executive Annual Cash Bonus Plan and grants of options, awards of restricted shares, and LTIP awards under our 2004 Stock Incentive Plan to qualify as performance-based compensation. The Committee intends to continue to structure executive compensation so that payments will be fully deductible. Occasionally, however, we may make cash payments and equity awards that are not fully deductible if, in the Committee’s judgment, those payments or awards are needed to achieve our overall compensation objectives.

Conclusion

Each year the Committee reviews the total compensation package available to each of the NEOs to satisfy itself that the complete package is consistent with the Committee’s goals and objectives. The Committee also reviews the accumulated wealth that each NEO has achieved as a result of equity awards and retirement benefits provided by the Company, the number of our common shares held by our NEOs, and the particular incentives, vesting requirements and agreements that encourage our NEOs to continue in our employment. The Committee believes our compensation processes, policies and programs for NEOs, including the processes it follows when determining the compensation of our CEO, further our compensation goals and objectives, are consistent with good corporate governance practices, effectively tie executive compensation to our performance and shareholder value, and induce our key executives to continue to render outstanding service on behalf of the Company.

Summary Compensation Table

The following table shows for the fiscal year ended August 31, 2007 the compensation provided by the Company to its Chief Executive Officer, Chief Financial Officer and the three next most highly compensated executive officers. The five individuals identified in the Summary Compensation Table are referred to as the “Named Executive Officers” throughout this Proxy Statement.

						Change in
						Pension Value
						and Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Peter C Wallace, President and Chief Executive Officer	2007	$557,083	$637,593	$173,967	$1,536,653	$5,020	$165,738	$3,076,054

Christopher M. Hix, Vice President and Chief Financial Officer	2007	$260,000	$103,596	$60,170	$325,457	$10	$67,336	$816,569

Saeid Rahimian, Vice President and President Fluid Management Group	2007	$283,750	$166,808	$108,059	$465,057	$17,662	$87,514	$1,128,850

Gary L Brewer, Vice President and President Process Solutions Group	2007	$259,167	$46,260	$47,170	$306,854	$58	$74,483	$733,991

Kevin J Brown, Controller	2007	$202,750	$23,975	$88,072	$311,400	$2,297	$59,610	$688,104

(1)	Amounts shown in this column relate to restricted stock granted under the Company’s 2004 Stock Incentive Plan (which we refer to as the 2004 Plan) during fiscal 2007 and prior years. The amounts are valued based on the compensation cost recognized by the Company during fiscal 2007 under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123-R). For further information on these awards, see the Grants of Plan-Based Awards table on page 18 of this Proxy Statement.

(2)	Amounts shown in this column relate to stock options granted under the Company’s 2004 Plan during fiscal 2007 and prior years. The amounts are valued based on the compensation cost recognized by the Company during fiscal 2007 under FAS 123-R. See Notes 1 and 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended August 31, 2007 (our Annual Report) for a discussion of the relevant assumptions used in calculating the compensation cost under FAS 123-R. For further information on these awards, see the Grants of Plan-Based Awards table on page 18 of this Proxy Statement.

(3)	Amounts shown in this column include (i) bonuses paid for fiscal 2007 performance under our annual executive officer bonus program and (ii) amounts earned under our LTIP program. The methodology applied in determining these bonus amounts and the LTIP accruals are discussed under “Compensation Discussion and Analysis” at “Annual Cash Bonus Opportunities” and “Long-Term Incentive Plan Awards” on page 13 and page 14 of this Proxy Statement. Amounts earned under the bonus program and the LTIP program, respectively, for each of the Named Executive Officers were as follows: Mr. Wallace — $628,320 and $908,333; Mr. Hix — $218,790 and $106,667; Mr. Rahimian — $196,223 and $268,834; Mr. Brewer — $200,187 and $106,667; and Mr. Brown — $130,900 and $180,500.

(4)	Amounts shown in this column include (i) the aggregate of the increase in actuarial values of each of the Named Executive Officer’s benefits under our Pension Plan and Supplemental Pension Plan and (ii) above market earnings on Non-Qualified Deferred Compensation. The aggregate increase in actuarial values and above market earnings, respectively, for each of the Named Executive Officers was as follows: Mr. Wallace — $4,656 and $364; Mr. Hix — $0 and $10; Mr. Rahimian — $17,500 and $162; Mr. Brewer — $0 and $58; and Mr. Brown — $2,162 and $135.

(5)	Amounts shown in this column include for each executive officer the items listed in the following table. For those items which are perquisites we include the incremental costs to the Company of providing the perquisites, and we value perquisites based on the amount we actually paid to the third party to obtain the perquisite for the executive.

Items Included in “All Other Compensation”	Mr. Wallace	Mr. Hix	Mr. Rahimian	Mr. Brewer	Mr. Brown

Company contribution to Executive Supplemental Retirement Plan	$111,224	$40,928	$45,498	$40,928	$26,280

Company contribution to 401(k) Employee Savings Plan	6,750	8,093	7,350	6,475	5,940

Perquisites or Personal Benefits	47,764	18,315	34,666	27,080	27,390

The following table identifies the perquisites or personal benefits that were made available and utilized by each Named Executive Officer in fiscal 2007. Such benefits differ among Named Executive Officers depending on employment classification, location, and, with respect to certain benefits, whether the Named Executive Officer chose to utilize them in fiscal 2007.

Items Included in Perquisites or Personal Benefits	Mr. Wallace	Mr. Hix	Mr. Rahimian	Mr. Brewer	Mr. Brown

Financial planning program	X	X	X	X

Car allowance	X	X	X	X	X

Parking	X	X			X

Reimbursement for club membership	X	X	X		X

Supplemental disability insurance premiums	X	X	X	X	X

Life insurance premiums	X	X	X	X	X

Long-term care insurance premiums	X	X	X	X	X

Physical examination to the extent not covered by insurance	X

Grants of Plan-Based Awards

					All Other Stock	All Other Option
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Awards: Number of	Awards: Number of	Exercise or Base	Grant Date Fair
					Shares of Stock or	Securities	Price of Options	Value of Stock and
		Threshold	Target	Maximum	Units	Underlying Options	Awards	Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)(5)
Mr. Wallace	10/4/06 Bonus plan(1)	$134,400	$336,000	$672,000

	10/4/06 LTIP(2)	280,000	560,000	1,120,000

	2004 Plan(3)				7,500			$228,750

	2004 Plan(4)					17,000	$30.50	169,320

Mr. Hix	10/4/06 Bonus plan(1)	$46,800	$117,000	$234,000

	10/4/06 LTIP(2)	80,000	160,000	320,000

	2004 Plan(3)				2,000			$61,000

	2004 Plan(4)					4,700	$30.50	46,812

Mr. Rahimian	10/4/06 Bonus plan(1)	$51,300	$128,250	$256,500

	10/4/06 LTIP(2)	80,000	160,000	320,000

	2004 Plan(3)				2,000			$61,000

	2004 Plan(4)					4,700	$30.50	46,812

Mr. Brewer	10/4/06 Bonus plan(1)	$46,800	$117,000	$234,000

	10/4/06 LTIP(2)	80,000	160,000	320,000

	2004 Plan(3)				2,000			$61,000

	2004 Plan(4)					4,700	$30.50	46,812

Mr. Brown	10/4/06 Bonus plan(1)	$28,000	$70,000	$140,000

	10/4/06 LTIP(2)	18,750	37,500	75,000

	2004 Plan(3)				0

	2004 Plan(4)					0

(1)	Represents the target bonus set for fiscal 2007 under our annual executive officer bonus program. The actual cash bonus of each Named Executive Officer for his 2007 performance is reported as Non-Equity Incentive Plan Compensation above in the Summary Compensation Table.

(2)	Represents the fiscal 2007 award under the LTIP plan. The methodology applied in determining these awards and how they are earned is discussed under “Compensation Discussion and Analysis” at “Long-Term Incentive Plan Awards” on page 14 of this Proxy Statement.

(3)	Represents a restricted stock award under the 2004 Plan. The shares vest in equal installments over a three-year period.

(4)	Represents an option award under the 2004 Plan. Options have a ten-year term, become exercisable ratably over a three-year period, and have an option exercise price equal to the closing price of a common share on the date of grant.

(5)	Represents the grant date fair value under FAS 123-R of restricted stock and stock options awarded under our 2004 Plan during fiscal 2007.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards(1)				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option		Number of Shares or	Market Value of
	Unexercised	Unexercised	Exercise	Option	Units of Stock That	Shares or Units of
	Options (#)	Options (#)	Price	Expiration	Have not Vested	Stock That have
Name	Exercisable	Unexercisable	$	Date	(#)(2)	Not Vested ($)
Mr. Wallace	30,000		$20.61	7/12/2014	33,991	$1,841,632

	6,667	13,333	$21.58	10/6/2015

		17,000	$30.50	10/4/2016

Mr. Hix	4,167	8,333	$26.40	8/1/2016	6,672	$361,489

		4,700	$30.50	10/4/2016

Mr. Rahimian	12,500		$27.75	6/26/2011	12,065	$653,368

	10,000		$25.17	6/25/2012

	25,000		$21.77	6/25/2014

	4,167	8,333	$21.58	10/6/2015

		4,700	$30.50	10/4/2016

Mr. Brewer	4,167	8,333	$21.11	2/20/2016	4,778	$258,872

		4,700	$30.50	10/4/2016

Mr. Brown	6,000		$24.44	6/23/2008	9,509	$515,198

	5,000		$25.25	6/22/2009

	15,000		$20.88	6/27/2010

	15,000		$27.75	6/26/2011

	17,500		$25.17	6/25/2012

	20,000		$19.20	6/24/2013

	25,000		$21.77	6/25/2014

	3,333	6,667	$21.58	10/6/2015

(1)	Each option listed in the table has a ten-year term and was granted on same day and in the same month as its expiration date, but 10 years earlier. All options become exercisable with respect to one-third of the shares on the first annual anniversary date of their grant, two-thirds of the shares on the second anniversary, and 100% of the shares on the third anniversary.

(2)	The restricted shares listed in this column vest as follows:

Mr. Wallace — 2,500 (10/4/2007); 2,200 (8/31/2007, if additional criteria are met); 24,291 (8/31/2008); 2,200 (8/31/2008, if additional criteria are met); 2,500 (10/4/2008); and 2,500 (10/4/2009);

Mr. Hix — 667 (10/4/2007); 3,283 (8/1/2008); 666 (10/4/2008); 1,389 (8/1/2009); and 667 (10/4/2009);

Mr. Rahimian — 667 (10/4/2007); 1,389 (0/6/2007); 7,287 (8/31/2008); 666 (10/4/2008); 1,389 (10/6/2008); and 667 (10/4/2009);

Mr. Brewer — 667 (10/4/2007); 1,389 (2/20/2008); 666 (10/4/2008); 1,389 2/20/2009; and 667 (10/4/2009); and

Mr. Brown — 1,111 (10/6/07); 7,287 (8/31/2008); and 1,111 (10/6/2008).

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares
	Acquired on		Number of Shares
	Exercise	Value Realized on	Acquired on Vesting	Value Realized on
Name	(#)	Exercise ($)(1)	(#)(2)	Vesting ($)
Mr. Wallace	0	0	30,200	$1,405,678

Mr. Hix	0	0	3,283	$173,770

Mr. Rahimian	50,500	$1,232,850	9,389	$401,618

Mr. Brewer	0	0	1,389	$57,727

Mr. Brown	2,500	$19,150	1,111	$33,097

(1)	Represents the excess of the market price of a common share on the date of exercise of the option over the option exercise price times the number of shares acquired upon exercise of the option.

(2)	Represents the vesting in fiscal 2007 of restricted stock awarded under our 2004 Plan in prior years. In the case of Messrs. Wallace and Rahimian, includes a special award of 23,000 and 8,000 shares, respectively, under a special award made in fiscal 2006 that had accelerated vesting provisions and vested on December 6, 2006 based on our common share price performance.

Post-Employment (Retirement) Compensation

The Company has two active retirement plans for Named Executive Officers:

•	A qualified 401(k) Employee Savings Plan which we refer to as the 401(k) Plan.

•	A nonqualified, defined contribution plan which we refer to as the Executive Supplemental Retirement Plan.

The Company has two inactive retirement plans from which benefits are still payable, but under which no additional benefits are being earned (other than earnings credits as described below):

•	A qualified defined benefit pension plan which we refer to as the Prior Pension Plan.

•	A nonqualified supplemental plan which we refer to as the Prior Supplemental Pension Plan.

Pension Benefits

The Company has no active defined benefit pension plans. Messrs. Brown, Rahimian, and Wallace are the only Named Executive Officers that participated in the inactive defined benefit pension plans. The following table provides information concerning these inactive defined benefit pension plans.

	Pension Benefits
		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
	Plan Name	(#)	Benefit($)	($)
Mr. Wallace	Prior Pension Plan	2.9	$25,902	0

	Prior Supplemental Pension Plan	2.9	55,107	0

Mr. Rahimian	Prior Pension Plan	20.1	225,994	0

	Prior Supplemental Pension Plan	20.1	118,640	0

Mr. Brown	Prior Pension Plan	10.3	129,672	0

	Prior Supplemental Pension Plan	10.3	204,966	0

(1)	The Prior Pension Plan was for officers and other salaried employees and was “frozen” on December 31, 2005. Retirement benefits for Messrs. Rahimian and Wallace under the Prior Pension Plan are calculated on a “cash balance” benefit formula basis. Under the cash balance benefit formula, each year a percentage of the employee’s compensation (5% if less than 15 years of service; 6.5% if 15 or more years of service) was credited to the employee’s cash balance account. For certain individuals including Mr. Rahimian, the pay credits were doubled to 10% and 13%, respectively, until December 31, 2005. Effective December 31, 2005, the Prior Pension Plan was “frozen” in that no future pay credits are credited to any participant’s account. Each account is also credited annually with interest. The interest credits continue to apply even though there are no more pay credits. Interest is credited quarterly and is the greater of (1) the average of the U.S. Government One-Year Treasury Constant Maturities for the last business day of the 12 months ending August preceding the plan year, rounded to the next highest quarter percent and (2) 3.5%. Upon retirement, the employee may receive benefits in the form of a lump sum payment equal to the employee’s cash balance account or a monthly annuity equal to the actuarial equivalent of the cash balance account. Mr. Brown’s retirement benefits under the plan are calculated on a “final average earnings” formula basis. For him, the Company calculates retirement benefits under the Prior Pension Plan on the basis of his average annual compensation for the five highest years during his last ten years of employment with reductions for credited years of service less than 35. Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation). The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under the Internal Revenue Code is presently $175,000. The Prior Supplemental Pension Plan provides supplemental retirement benefits for Messrs. Wallace, Brown, and Rahimian. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Prior Pension Plan without regard to certain annual retirement income and pay limitations imposed by federal law over (ii) the benefit payable to the employee under the Prior Pension Plan. The Prior Supplemental Pension Plan also provides in the case of Messrs. Wallace and Rahimian that the employee’s cash balance account at retirement would be multiplied by 150% and 130%, respectively. The estimated annual benefits payable at normal retirement (age 65) in the form of an annuity to Messrs. Wallace and Rahimian are $9,400 and $63,400, respectively. In making these estimates, the assumptions applied to the “frozen” 12/31/2005 account balance were (i) that the interest rate for all years is 4.0%, which was the rate used for the 2005 plan year and (ii) that the projected cash balance account at normal retirement age (after applying the multiplier in effect for participants in the Prior Supplemental Pension Plan) was converted to an annuity using an interest rate of 5.50% and the 1994 Group Annuity Reserve Table for Males and Females as published in Revenue Ruling 2001-62. The estimated annual benefit payable at normal retirement age in the form of an annuity to Mr. Brown is $29,800.

(2)	No Named Executive Officer is eligible for early retirement under any retirement plan of the Company.

(3)	Other assumptions not explicitly mentioned are the same as those assumptions used for financial reporting. Please refer to Note 8 to our Consolidated Financial Statements for the year ended August 31, 2007 included in our Annual Report for more information on those assumptions.

Nonqualified Deferred Compensation

The only active retirement plan that the Company maintains for the Named Executive Officers (other than the 401(k) Plan), is the Executive Supplemental Retirement Plan which was established in fiscal 2006. The following table provides information concerning the Executive Supplemental Retirement Plan.

	Nonqualified Deferred Compensation(1)
	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(2)	($)(3)	($)	($)
Mr. Wallace	0	$111,224	$4,249	0	$176,174

Mr. Hix	0	40,298	116	0	42,705

Mr. Rahimian	0	45,498	1,886	0	74,337

Mr. Brewer	0	40,928	4,107	0	51,145

Mr. Brown	0	26,280	1,569	0	50,275

(1)	As described in footnote (1) to the Pension Benefits table, above, the Company “froze,” as of December 31, 2005, all of the plans that provided retirement benefits to the Named Executive Officers and adopted the Executive Supplemental Retirement Plan. This plan is an unfunded defined contribution plan under which the Company annually credits an amount equal to 10% of the participant’s salary and annual bonus to the participant’s deferred compensation account. The amount credited under the plan, however, is reduced by amounts the Company credits to the participant’s account for the same fiscal year under the 401(k) Plan. The Company also credits interest at a rate of seven percent per annum on the amounts credited to the participant’s deferred compensation account. The Company will distribute the aggregate balance in the participant’s deferred compensation account to him on the first day of 14th month after the later of the participant’s retirement from the Company or attaining age 60. A participant may elect up to 12 months before such lump sum payment date to be paid in equal annual installments over 15 years or less, but the first installment payment may not be made until five years after such lump sum payment date. Upon termination of employment, a participant forfeits his benefits under the plan if he has less than five years of service with the Company unless the reason for termination was disability or death.

(2)	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	For each Named Executive Officer, only 8.6% of the amounts listed in this column (which represented above-market earnings) were included in the Summary Compensation Table. See Summary Compensation Table at footnote (4) for additional information.

Potential Payments Upon Termination of Employment or a Change-in-Control

Payments and benefits received by Named Executive Officers upon termination or a change-in-control are governed by the arrangements described below and quantified in the tables at the end of this section. The amounts shown in the tables assume the termination of employment and change of control occurred on August 31, 2007, the last day of fiscal 2007 (based on the executive’s compensation and service levels at such date and the closing stock price of our common shares on August 31, 2007 of $54.18 per share). The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s departure from the Company.

Prior Pension Plan and Prior Supplemental Pension Plan

Named Executive Officers who are terminated for any reason receive their vested benefits under the Prior Pension Plan and the Prior Supplemental Pension Plan as discussed in the “Pension Benefits” section, above.

Executive Supplemental Retirement Plan and 401(k) Plan

Named Executive Officers who are terminated for any reason other than cause receive their vested aggregate account balance as discussed in the “Nonqualified Deferred Compensation” section. They would also receive their aggregate account balance under the 401(k) Plan.

Life Insurance and Disability

We have life insurance and disability insurance programs that would provide Named Executive Officers or their beneficiaries certain payments in the event the executive’s employment were terminated due to death or disability.

Stock Compensation Plans

Under the Company’s stock plans (meaning our 1994 Plan, 1999 Plan and 2004 Plan), unvested equity awards (or in the case of options, unexercisable options) are treated as follows:

Nature of Termination	Restricted Stock Awards	Stock Options
Voluntary (other than Retirement)	Forfeit	Forfeit unexercisable; vested exercisable for 30 days

Involuntary for Cause	Forfeit	Forfeit

Involuntary without Cause	Forfeit	Forfeit unexercisable; vested exercisable for 30 days

Early Retirement and Normal Retirement	Forfeit	All become exercisable - for one year (early retirement) and three years (normal retirement)

Death and Disability	Fully vest	All become exercisable for three years

Change of Control	Fully vest	Fully vest

Employment Agreement with Mr. Wallace and Change-in-Control Agreements With Other Named Executive Officers

We have entered into an employment agreement with Mr. Wallace and change-in-control agreements with each of the other Named Executive Officers.

The change-in-control agreements with Messrs. Hix, Rahimian, Brewer and Brown expire on June 30, 2009. The agreements, however, automatically renew each year for an additional year unless at least 60 days prior to the scheduled renewal date, we advise the executive that the agreement will not be extended for an additional year in which case the agreement would continue for the one year period remaining in the current term.

The change-in-control agreements provide that if the executive is terminated by us other than for cause or disability or if the executive elects to terminate employment for good reason within two years following a change-in-control, the executive will be entitled to certain payments and benefits listed in the “Change-in-Control Agreement” table, below.

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “change-in-control” means:

•	a person, other than M.H.M. & Co., Ltd. and its affiliates, becomes the owner of more than 25% of our voting shares;

•	change in a majority of the incumbent directors (including directors approved by a majority of the incumbent Directors) within a two-year period;

•	certain reorganizations, mergers, combinations and other transactions that result in our existing shareholders not owning at least 60% of the company resulting from the transaction; or

•	the complete liquidation of the Company or the sale of substantially all of our assets.

For purposes of the change-in-control agreements and Mr. Wallace’s employment agreement, “good reason” means:

•	material diminishment in executive’s duties or responsibilities that reflect a material diminution of the scope and importance of executive’s position;

•	decrease in base salary or target annual bonus;

•	material reduction in benefits available under employee and officer benefit plans and programs; or

•	failure to bind our successors to honor the change-in-control agreement.

The following table sets forth the payments and benefits that could be due to a Named Executive Officer (other than Mr. Wallace) upon the occurrence of a change-in-control of the Company on August 31, 2007. Other than the change-in-control agreements, we do not have any severance plans or agreements covering the Named Executive Officers included in the table, except that six-months salary severance payments would be due to Mr. Hix if he were terminated without cause prior to August 1, 2009 and to Mr. Brewer if he were terminated prior to February 20, 2008.

	Change-in-Control Agreements
Change-in-Control
Occurs and
then the		Mr. Hix	Mr. Rahimian	Mr. Brewer	Mr. Brown
Following Occurs	Compensation Component	Payout	Payout	Payout	Payout
Employment Continues	Unexercisable options become exercisable(1)	$342,787	$382,952	$386,868	$217,442
	Immediate vesting of restricted stock(2)	361,489	653,368	258,872	515,198
	LTIP Awards Vest(3)	106,667	486,000	106,667	391,000

	Total	$810,943	$1,522,320	$752,407	$1,123,640

Termination Due to Disability or Death(5)	Prorated target annual bonus(4)	0	0	0	0

	Prorated target annual bonus(4)	0	0	0	0
Termination without Cause by	1.5 times base salary	390,000	427,500	390,000	300,000
the Company or	1.5 times average annual bonus
Termination by	for last 3 years	328,185	258,862	300,280	155,362
Executive for Good	18 months of health and
Reason(5)	welfare benefits	20,271	21,183	19,962	20,271

	Total	$738,456	$707,545	$710,242	$475,633

Termination for Cause by the Company or Termination by Executive without Good Reason(5)	No special payments or benefits	0	0	0	0

(1)	Represents the excess of the closing price of our shares of $54.18 on August 31, 2007 over the option exercise price of options that became exercisable due to the occurrence of a change-in-control.

(2)	Represents the value of restricted shares that vested on account of a change-in-control, using the $54.18 per share closing price on August 31, 2007.

(3)	Long-Term Incentive Awards made in October 2004, 2005 and 2006 vest to the extent they have been earned and are paid out.

(4)	Chart assumes termination at end of fiscal 2007 at which time the bonus for fiscal 2007 would have been fully earned. At any other time, there would be a prorated annual bonus paid at target as set under the Senior Executive Annual Cash Bonus Plan.

(5)	The amount listed would be in addition to the amounts listed in the row entitled “Employment Continues.”

We entered into an employment agreement with Mr. Wallace on June 28, 2006 which expires on June 30, 2009. The agreement, however, automatically renews each year for an additional year unless at least 60 days prior to the scheduled renewal date, we or Mr. Wallace elect not extend the agreement for an additional year in which case the agreement would continue for the one-year period remaining in the current term. The following table sets forth the payments and benefits that would be due to Mr. Wallace under the agreement in the event of a change-in-control of the Company on

August 31, 2007 or his termination of employment both before and after a change-in-control of the Company.

		Mr. Wallace
Triggering Event	Compensation Component	Payout
Termination Due to Death or Disability	Prorated target bonus(1)	0

Termination without Cause by the	Severance payments for 22 months	1,026,667
Company or Termination by Executive	Prorated target annual bonus(1)	0
for Good Reason	Unexercisable options become exercisable(2)	837,239
	Immediate vesting of restricted stock(3)	1,841,632
	24 months of health and welfare benefits	18,004

	Total	$3,723,542

Change-in-Control —	Unexercisable options become exercisable(2)	837,239
Employment Continues	Immediate vesting of restricted stock(3)	1,841,632
	LTIP Awards Vest(4)	1,626,664

	Total	$4,305,535

Change-in-Control —	Prorated target annual bonus(1)	0
Termination without Cause by the	3.0 times base salary	1,680,000
Company or Termination by Executive	3.0 times average annual bonus for last 2 years	1,622,880
for Good Reason(5)	24 months of health and welfare benefits	18,004
	Gross up payment for any excise tax	1,888,469

	Total	$5,209,353

Change-in-Control —	Prorated target annual bonus(1)	0
Termination by Executive in the 13th	2.0 times base salary	1,120,000
month following a Change-in-Control(5)	2.0 times average annual bonus for last 3 years	954,614
	24 months of health and welfare benefits	18,004
	Gross up payment for any excise tax	0

	Total	$2,092,618

Change-in-Control-Termination for Cause by the Company or Termination by Executive without Good Reason other than in the 13th month following a Change-in-Control(5)	No special payments or benefits

(1)	Chart assumes termination at end of fiscal 2007 at which time the bonus for fiscal 2007 would have been fully earned. At any other time, there would be a prorated annual bonus paid at target as set under the Senior Executive Annual Cash Bonus Plan.

(2)	Represents the excess of the closing price of our shares of $54.18 on August 31, 2007 over the option exercise price of options that became exercisable due to the occurrence of a change-in-control.

(3)	Represents the value of restricted shares that vested on account of a change-in-control, using the $54.18 per share closing price on August 31, 2007.

(4)	Long-Term Incentive Awards made in October 2004, 2005 and 2006 vest to the extent earned and are paid out.

(5)	The amount listed would be in addition to amount listed in the row entitled “Change-in-Control-Employment Continues.”

The change-in-control agreements and Mr. Wallace’s employment agreement each provide that the executive will maintain the confidentiality of the Company’s confidential information indefinitely and for one year after termination of employment for any reason will not compete with the Company or solicit employees to leave the Company and join another organization.

DIRECTOR COMPENSATION

Directors who are not employees of the Company receive the compensation listed in the following table for services as a Director. The information set forth in the table describes director compensation as in effect during fiscal 2007.

Non-Employee Director
Compensation	Amount
Annual Cash Retainer	$32,000

Annual Restricted Stock Award(1)	$20,000 in Shares Vest After One Year of Service

Meeting Attendance Fees	Board — $1,500; Committee — $1,000(2)

Committee Chair	Additional $5,000 Retainer

Board Chair	$100,000 in lieu of Retainers and Meeting Fees

(1)	Awards are made under the 2004 Stock Incentive Plan on the date of each annual meeting of shareholders.

(2)	If meeting is telephonic, fees are 50% of amount stated.

Our non-employee Directors are required to own our stock having a value equal to at least two times the annual cash retainer we pay Directors. Until a Director meets the stock ownership requirement, the Director must retain at least 60% of all stock compensation paid by us.

The following table provides additional information on fiscal 2007 compensation for non-employee Directors who served during fiscal 2007. All listed Directors were Directors throughout fiscal 2007 except for Mr. Tatar who ceased to be a Director on January 10, 2007 and Mr. Lampereur who became a Director on March 27, 2007.

	Director Compensation Table
	Fees Earned or	Stock
	Paid in Cash	Awards
Name	($)(1)	($)(2)	Total($)(3)

Daniel W. Duval	$47,000	$20,000	$67,000
David T. Gibbons	48,500	20,000	68,500
Stephen F. Kirk	48,000	20,000	68,500
Andrew G. Lampereur	20,000	8,333	28,333
Thomas P. Loftis	100,000	20,000	120,000
William D. Manning	54,000	20,000	74,000
Dale L. Medford	51,500	20,000	71,500
Jerome F. Tatar	26,500	6,667	33,167

(1)	Consists of the cash amounts described in the preceding table.

(2)	The amounts are valued based on the compensation cost recognized by the Company during fiscal 2007 under FAS 123-R.

(3)	The grant date fair value of the restricted stock awards granted to each of the directors other than Mr. Lampereur in 2007 under FAS 123-R was $20,000. As of August 31, 2007, each director other than Mr. Lampereur, held 463 of our common shares that were restricted; Mr. Lampereur held 538 restricted shares.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is comprised of four members of the Company’s Board of Directors. Each member of the Audit Committee is “independent.” See “Governance of the Company and Board Matters.” The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of the Charter is Appendix B to this Proxy Statement and is also available at the Company’s website. The Audit Committee, among other things, (i) recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K and

(ii) appoints, subject to ratification by shareholders, the independent auditors to audit the books and records of the Company.

The Audit Committee has (i) reviewed and discussed the Company’s audited financial statements for the fiscal year ended August 31, 2007 with the Company’s management and with the Company’s independent auditors; (ii) discussed with the Company’s independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and (iii) received and discussed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Statement No. 1 (Independence discussions with Audit Committees). Based on such review and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE
Dale L. Medford, Chairman
Stephen F. Kirk
Andrew G. Lampereur
William D. Manning

APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company’s independent auditors during the fiscal year ended August 31, 2007. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

The following table sets forth the aggregate fees for services provided by Ernst & Young LLP related to fiscal years 2007 and 2006 and for other services billed in the most recent two fiscal years:

Fees	Fiscal 2007	Fiscal 2006

Audit(1)	$2,871,600	$3,554,800
Audit-Related(2)	96,600	100,500
Tax(3)	224,100	304,700
All Other(4)	–0–	–0–

Total	$3,192,300	$3,960,000

(1)	For services rendered for the audits of the consolidated financial statements of the Company, audit of internal control over financial reporting, as well as statutory audits, review of financial statements included in Form 10-Q reports, issuance of consents, and assistance with review of documents filed with the Securities and Exchange Commission.

(2)	For services related to employee benefit plan audits.

(3)	For services related to tax compliance, tax return preparation, and tax assistance.

(4)	There were no other fees incurred for fiscal 2007 and 2006.

In appointing Ernst & Young LLP to serve as the Company’s independent auditors for fiscal 2007, the Audit Committee reviewed past services performed during fiscal 2007 and services proposed to be performed during fiscal 2008. In appointing Ernst & Young LLP, the Audit Committee carefully considered the impact of such services on Ernst & Young LLP’s independence. The Audit Committee has determined that the performance of such services did not affect the independence of Ernst & Young LLP. Ernst & Young LLP has advised the Company that Ernst & Young LLP is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

The Audit Committee has adopted policies and procedures that require the pre-approval of all audit, audit-related, tax and other services rendered by the Company’s independent auditors. Under the policy, an auditor services schedule is prepared at the beginning of each year that describes each type of service to be provided by the independent auditors and the projected fees for each such service. The Audit Committee reviews and approves in advance, as appropriate, each service listed on the auditor services schedule and the projected fees for each such service. On a periodic basis, the independent auditors report to the Audit Committee the actual spending for specified services compared with the approved amounts. Projected fee amounts listed on the auditor services schedule may be updated, as appropriate in the Audit Committee’s discretion, at each regularly scheduled meeting of the Audit Committee. The Audit Committee may also pre-approve particular services on a case-by-case basis. The policy allows the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee. Any decisions made by the designated pre-approval member are reported, for informational purposes only, to the full Audit Committee at its next meeting.

Subject to ratification by the shareholders, the Audit Committee of the Board has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 2008. The Board recommends a vote “FOR” the proposal to ratify such selection. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 2008.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board’s proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company’s common shares to file an initial ownership report with the Securities and Exchange Commission and follow up reports listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 2006 through August 31, 2007 were met.

SHAREHOLDER PROPOSALS

The Annual Meeting of Shareholders for the fiscal year ending August 31, 2008 is presently scheduled to be held on January 14, 2009. If you intend to submit a proposal for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of Shareholders to be held on January 14, 2009, the Company must receive the proposal at 51 Plum Street, Suite 260, Dayton, Ohio 45440, Attention: Corporate Secretary, on or before August 7, 2008.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly by a shareholder at the Annual Meeting to be held on January 14, 2009, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on December 4, 2008 and advises shareholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter or (ii) does not receive notice of the proposal before the close of business on December 4, 2008.

The Company’s Code of Regulations, which is available upon request to the Corporate Secretary, provides that nominations for Director may only be made by the Board of Directors (or an authorized Board committee) or a shareholder entitled to vote who sends notice of the nomination to the Corporate Secretary not fewer than 50 days nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the Annual Meeting to be held on January 14, 2009, the shareholder’s notice of nomination must be received by the Corporate Secretary between October 30, 2008 and November 24, 2008. This advance notice period is intended to allow all shareholders to have an opportunity to consider nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be sent to Robbins & Myers, Inc., 51 Plum Street, Suite 260, Dayton, Ohio 45440

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

Appendix A

ROBBINS & MYERS, INC.

Standards For Assessing Director Independence

A majority of the members of the Board of Directors of Robbins & Myers, Inc. (the “Company”) shall be “independent” within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”).

The Board of Directors shall annually determine those of its members that are independent. This determination shall be disclosed in the proxy statement for each meeting of shareholders of the Company at which directors are to be elected. A Director will be deemed “independent” if the Board has affirmatively determined that the Director has no material relationship with the Company or its affiliates or any member of the senior management of the Company. In making this determination, the Board shall apply the following standards (the “Standards”). For purposes of applying the Standards, “Company” shall include any parent or subsidiary in a consolidated group with the Company.

A. A Director who is an employee, or whose immediate family member is an executive officer, of the Company may not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a Director from being considered independent following that employment.

B. A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $100,000 in compensation. Compensation received by a Director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

C. A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

D. A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

E. A Director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single calendar year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

F. A Director who is, or whose immediate family member is, an executive officer of a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $200,000 in a calendar year, whichever amount is lower) from the Company or any of its affiliates may not be deemed independent, unless the contribution was approved in advance by the Board of Directors.

A-1

G. It would not be considered a material relationship with the Company that would impair a Director’s independence if, in any year within the preceding three years:

(1) A Director of the Company served as an executive officer of another company that was indebted to the Company, or to which the Company was indebted, and the amount of either company’s indebtedness to the other at the end of the year was less than 5% of the total consolidated assets of the Company or of the company the Director serves as an executive officer.

(2) A Director had a relationship with the Company or management of the Company that (i) was not covered by Paragraph A through G(1), above; (ii) all relevant facts concerning the relationship were disclosed to the Independent Directors, and (iii) the Independent Directors as a group determined that the relationship was not a material relationship with the Company or management of the Company.

H. In addition to the Standards applicable to Directors generally, Audit Committee members may not accept, directly or indirectly, any consulting, advisory, or compensatory fee from the Company other than Director fees and any regular benefits that other Directors receive for services on the Board or Board committees. For purposes of this paragraph, prohibited indirect payments include payments received by an Audit Committee member’s spouse, minor children or stepchildren, or children or stepchildren sharing a home with the Director, as well as payments received by an entity in which the Director is a partner, member, managing director, executive officer or in which the Director holds a similar position, which entity provides accounting, consulting, legal, investment banking or financial advisory services to the Company. In addition, no Audit Committee member can be an “affiliated person” of the Company meaning that no Audit Committee member can beneficially own, directly or indirectly, more than 10% of the voting securities of the Company.

For purposes of these Standards, the terms:

A. “affiliate” means any consolidated subsidiary of the Company and any other company or entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

B. “immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The annual determination by the Board of those of its members who are independent shall be conducted as follows: (i) each director will be asked to fill out a Directors Questionnaire requesting detailed information regarding the Director’s business and other relationships with the Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the Director’s independence; (ii) a summary of the relevant information contained on the Directors Questionnaire will be prepared by the Company’s Corporate Secretary, with the assistance of the Company’s legal counsel, and submitted to the Nominating and Governance Committee (the “Committee”); (iii) the Committee will then review and evaluate the relevant information and determine those of the Directors that are independent under the Standards; (iv) the Committee will report and review its findings with the full Board; and (v) the full Board will then consider and act upon the report of the Committee and adopt, as appropriate, a resolution of the full Board designating those of its members that the Board has affirmatively determined to be independent under the Standards.

A-2

Appendix B

ROBBINS & MYERS, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	Statement of Purpose

There shall be a committee of the Board of Directors (“Board”) to be known as the Audit Committee (“Committee”). The primary purpose of the Committee is to assist the Board in fulfilling its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the Company’s internal auditors and independent auditor, and (v) the preparation of the internal control report required by the Securities and Exchange Commission (“SEC”).

While the Committee has the responsibilities set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

II.	Composition and Governance Issues

The Committee shall be comprised of three or more Directors appointed annually by the Board. Committee members shall meet the independence and experience requirements of the New York Stock Exchange and applicable laws and regulations, as determined by the Board. The Board shall designate one member of the Committee as its Chair. All members of the Committee shall be financially literate and at least one member shall be a financial expert as defined by the SEC and as determined by the Board. The Board shall disclose such determination in the Company’s annual report on Form 10-K. The simultaneous service on the audit committee of more than two other public companies shall require a Board determination that shall be disclosed in the annual proxy statement.

III.	Meetings

The Committee shall meet at least quarterly or more frequently as the Committee determines and shall create a meeting agenda for the ensuing year.

The Committee shall periodically meet separately with management, the internal auditor, and the Company’s independent auditor.

The Committee shall keep minutes of its proceedings that shall be signed by its Chair and the person whom the Chair designates to act as secretary of the meeting. The minutes of the meeting shall be approved by the Committee at its next meeting, shall be available for review by the entire Board, and shall be filed as permanent records with the Secretary of the Company.

IV.	Specific Duties and Responsibilities

The following principal responsibilities of the Committee are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

A. Internal Control

•	Oversee the Company’s internal audit function and review the internal audit department charter annually. When applicable, review the appointment and replacement of the senior auditing executive.

•	Review internal audit plans and the major findings resulting from the audits performed and discuss any significant difficulties the internal audit team encountered in the course of its audits.

•	Review with the independent auditor the internal audit function, the responsibilities, annual audit plan, and staffing of the Company’s internal audit function, and any recommended changes in the planned scope of internal audit.

•	Focus on the extent to which the Company and its independent auditors or other designees review the effectiveness and security of the Company’s computer systems and applications.

•	Inquire of the independent auditors about fraud, illegal acts, deficiencies in internal controls, and other matters affecting internal controls within the Company and the integrity of the Company’s financial information, and special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

•	Review whether internal control recommendations made by the Company’s internal auditors and independent auditors have been implemented by management.

•	Review and discuss with management and the Company’s independent auditor the Company’s Sarbanes-Oxley § 404 compliance program and management’s internal controls report and the independent auditor’s attestation of the report prior to filing the Company’s Form 10-K.

B. Financial Reporting

1. General

•	Review major accounting and reporting issues, including issued and pending professional and regulatory pronouncements and off-balance sheet structures, and understand their impact, or potential impact, on the Company’s financial statements and operations.

•	Receive reports from the independent auditors on the critical policies and practices of the Company and all alternative treatments of financial information within generally accepted accounting principles discussed with management.

•	Periodically review the basis for the Company’s accounting in material, judgmental areas.

•	Inquire of management, internal audit, and the independent auditors as to the existence of any significant financial, accounting or reporting risks or exposures and the Company’s plans to address such risks.

•	Review annual and quarterly Management’s Discussion and Analysis of Financial Condition and Results of Operation with management and the independent auditors.

•	Review with the CEO and CFO each quarter the certifications that each of them will make in connection with the filing of the Company’s next Quarterly Report on Form 10-Q or Annual Report on Form 10-K and the procedures that were followed by the CEO, CFO and other financial staff of the Company, including internal auditors, to provide reasonable assurances that the statements in the CEO and CFO certifications are true and accurate.

2. Annual Financial Statements

•	Review and discuss with management and the independent auditors the annual audited financial statements and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Determine whether the annual financial statements are complete and consistent with the information known to the Committee members, and assess through inquiry, whether the financial statements reflect appropriate accounting principles.

•	Meet with management and the independent auditors to review the financial statements and the results of the audit, any audit problems or difficulties, and management’s response.

•	Review material written communication between the independent auditor and management including the management letter and schedule of unadjusted differences.

3. Interim Financial Statements

•	Gain an understanding as to how management develops and summarizes quarterly financial information and the independent auditor’s review of quarterly financial information.

•	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

4. Press Releases, Earnings Guidance and Use of Non-GAAP Financial Measures

•	Discuss generally the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as the type of financial information and earnings guidance provided to analysts and rating agencies.

C. Review of Compliance

•	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters, and the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	If applicable, review the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts, unethical conduct, criminal conduct, or accounting irregularities.

•	Review with management and the independent auditor any significant communication with regulators or governmental agencies and the findings of any examinations or reviews by regulatory agencies such as the SEC.

D. Independent Audit

•	The Committee shall be directly responsible for the appointment (subject to shareholder ratification), retention, termination, compensation and terms of engagement, and oversight of the work of the independent auditors.

•	Review the qualifications, performance, independence, and quality controls of the independent auditors, including the lead audit partner, and assure the regular rotation of audit partners as required by law. The Committee shall also consider whether the independent firm itself shall be rotated.

•	Review the independent auditors’ proposed audit scope and approach and discuss any restrictions on scope.

•	Review and approve all audit fees of the independent auditors.

•	Review and resolve any disagreements between management and the independent auditors regarding financial reporting.

•	Annually obtain and review a report by the independent auditors describing:

•	The independent auditors’ internal quality control procedures.

•	Any material issues raised by the most recent internal quality control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the independent auditors’ firm and any steps taken to deal with any such issues.

•	All relationships between the independent auditor and the Company to assess the auditors’ independence.

•	Approve all engagements for non-audit services to be provided by independent auditors and the related fees. As allowed by law, regulation or listing standards, the Committee may designate any member to receive reports, perform review, and pre-approve non-audit services, provided that a report on such activities shall be presented to the Committee at its next meeting.

•	Set policies for hiring employees and former employees of the independent auditors that comply with law, regulations, and listing standards.

E. Other Responsibilities

•	Create free and open communication among the independent auditors, financial senior management, and the Board.

•	Review and reassess the adequacy of the Committee charter on an annual basis and receive approval of changes from the Board.

•	Discuss polices with respect to risk assessment and risk management.

•	Evaluate the performance of the Committee annually.

F. Reporting Responsibilities

•	Regularly update the Company’s Board about Committee activities and make appropriate recommendations.

•	Prepare the Committee report for inclusion in the Company’s annual proxy statement, as required by the SEC.

G. Authority and Funding

•	The Committee shall have the authority to retain and obtain advice from legal, accounting, or other advisors, as appropriate.

•	The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to outside legal, accounting or other advisors employed by the Committee.

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253-9837.
Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683
Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com
Vote by Mail
Return your proxy
in the postage-paid
envelope provided
Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 9, 2008 to be counted in the final tabulation.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing.       ê

ROBBINS & MYERS, INC.
Proxy For Annual Meeting of Shareholders on January 9, 2008
Solicited On Behalf of The Board of Directors of The Company
The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), hereby appoints Thomas P. Loftis, Peter C. Wallace and David T. Gibbons, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, January 9, 2008, and at any adjournment thereof, as indicated on the reverse.
Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 2007.
Dated:                                                                                  , 200___

Signature

Signature (if held jointly)
Shareholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

51 Plum Street, Suite 260               Dayton, Ohio 45440
Telephone: 937-458-6600     Facsimile: 937-458-6655
www.robn.com
Proxy card must be signed and dated on the reverse side.
ê   Please fold and detach card at perforation before mailing.      ê

Robbins & Myers, Inc.	Proxy

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals 1, 2 and 3.
1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below, including authority		to vote for all nominees listed below
to cumulate votes selectively among nominees)
(1) David T. Gibbons                                    (2) Stephen F. Kirk                                     (3) Peter C. Wallace
(Instruction: to withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)
2.	AMENDMENT TO THE COMPANY’S SENIOR EXECUTIVE ANNUAL CASH BONUS PLAN.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING AUGUST 31, 2008.

☐	FOR	☐	AGAINST	☐	ABSTAIN
IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
(Please sign and date the proxy card on the reverse side.)